State of Delaware
Secretary of State
Division of Corporations
Delivered 12:36 PM 07/06/2012
FILED 12:36 PM 07/06/2012
SRV 120811718 - 4499516 FILE

CERTIFICATE OF DESIGNATIONS PREFERENCES AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK OF PROPELL CORPORATION

(Pursuant to Section 151 of the Delaware General Corporation Law)

Propell Corporation, a Delaware Corporation (the "Corporation") pursuant to Section 151 of the General Corporation Law of the State of Delaware, hereby states and certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation, the following resolution creating a series of Series A-1 Preferred Stock, was duly adopted on July 5, 2012.

RESOLVED: That pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of this Corporation be created and that the designation and amount thereof and the appointment powers, preferences and relative, participating, optional or other special rights of the shares of such series and qualifications, limitations and restrictions thereof are as follows:

I. DESIGNATIONS AND AMOUNT

The Designation of this series, which consists of 5,000,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock, par value $0.001 per share (the *"SERIES A-1 PREFERRED STOCK"*). The rights, preferences, restrictions and other matters relating to the Series A-1 Preferred Stock are as set forth herein.

II. DIVIDENDS

The holders of the Series A-1 Preferred Stock shall be entitled to receive dividends on the Series A-1 Preferred Stock, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefore, ratably with any declaration or payment of any dividend to holders of the Common Stock of the Corporation, when, as and if declared by the Board of Directors, in an amount per share equal to that which the holders would have been entitled to receive had they converted all of the shares of Series A-1 Preferred Stock into Common Stock immediately prior to the payment of such dividends (without giving effect to the limitations contained in Article IV.D).

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A. *"BUSINESS DAY"* means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B. *"CONVERSION DATE"* means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the *"NOTICE OF CONVERSION"*), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

C. *"CONVERSION RATIO"* means ten (10) shares of the Corporation's Common Stock for each share of Series A-1 Preferred Stock.

D. *"ISSUANCE DATE"* means the effective date of on which the Corporation issued the shares of the Corporation's Series A-1 Preferred Stock.

IV. CONVERSION

A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series A-1 Preferred Stock may, at any time and from time to time, convert (an *"OPTIONAL CONVERSION"*) each of its shares of Series A-1 Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following Conversion Ratio:

Each share of Series A-1 Preferred will be convertible to ten (10) shares of the Corporation's common stock, par value $0.001 per share (the *"Common Stock"*).

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the *"PREFERRED STOCK CERTIFICATES"*), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XI.B hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI.B) (the *"DELIVERY PERIOD"*), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company (*"DTC"*) Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (*"DTC TRANSFER"*). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock.

(iii) No Fractional Shares. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is

unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Ratio, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v) Adjustment for Dividends. On conversion of shares of Series A-1 Preferred Stock, any accrued but unpaid dividends thereon (pursuant to Article II or otherwise) attributable to the period from the Issuance Date to the Conversion Date with respect to the converted shares of Series A-1 Preferred Stock shall not be canceled, extinguished or forfeited, but rather to the extent of the funds legally available therefore shall be paid in full to the holder thereof in cash, to the extent of the funds legally available therefore.

V. RESERVATION OF SHARES OF COMMON STOCK

On or prior to the Issuance Date, the Corporation shall reserve shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A-1 Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "*RESERVED AMOUNT*") shall at all times be sufficient to provide for the conversion of all of the Series A-1 Preferred Stock outstanding at the then current Conversion Ratio thereof. The Reserved Amount shall be allocated to the holders of Series A-1 Preferred Stock as provided in Article XI.C.

VI. REDEMPTION

A. Redemption by Holder. The Series A-1 Preferred Stock is not redeemable.

VII. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets or intellectual property in one transaction or in a series of related transactions (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) and the consolidation or merger of the Corporation with or into any other entity (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) (a "*LIQUIDATION EVENT*"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than any class of series of

capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A-1 Preferred pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A-1 Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of any class of series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A-1 Preferred ("Pari Passu Securities"), if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of the Series A-1 Preferred Stock, the remaining assets and funds available for distribution shall be distributed to the holders of any class of series of capital stock of the Corporation hereafter created specifically ranking, by its terms, junior to the Series A-1 Preferred ("Junior Securities") entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Common Stock.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. The *"LIQUIDATION PREFERENCE"* with respect to a share of Series A-1 Preferred Stock means an amount equal to $0.08 per share plus all accrued but unpaid dividends thereon (pursuant to Article II or otherwise) through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.

VIII. ADJUSTMENTS TO THE CONVERSION RATIO

There shall be no adjustments to the Series A-1 Preferred Stock at any time on or after the Issuance Date, for any stock split, stock dividend, combination, reclassification or other similar event.

IX. VOTING RIGHTS

Except as otherwise expressly provided elsewhere in this Certificate of Designations or as otherwise required by law, (a) each holder of Series A-1 Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A-1 Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series A-1 Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Corporation shall provide each holder of Series A-1 Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

X. PROTECTIVE PROVISIONS

The approval of the holders of at least 2/3 (66.6%) of the outstanding shares of the Series A-1 Preferred Stock voting together separately as a class will be required for

A. The merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Corporation;

B. The authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred Stock (excluding debt not convertible into any such senior or Pari Passu equity security);

C. The redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Corporation at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred Stock) or the payment of dividends or other distributions on equity securities by the Corporation (other than on the Series A-1 Preferred Stock);

D. Any amendment or repeal of any provision of the Corporation's Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred Stock; or

E. The making of any loan or advance to any person, including, without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors and the holders of the Series A-1 Preferred Stock.

XI. MISCELLANEOUS

A. Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV or repurchased by the Corporation, the shares so converted or repurchased shall be canceled.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C. Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock issued to each holder. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount.

D. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (as payment of any dividend, or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of fifteen percent (15%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

E. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A-1 Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations.

F. Remedies Cumulative. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

G. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A-1 Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

H. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Propell Corporation, 305 San Anselmo Avenue, Suite 300, San Anselmo, CA 94960, Attn: CFO and (ii) if to any holder to the address set forth under the Corporation's stock transfer records, or such other address as may be designated in writing hereafter, in the same manner, by such person.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 5th day of July, 2012.

PROPELL CORPORATION

By: ______________________

Name: Ed Bernstein

Title: Chief Executive Officer and President and Secretary

By: ______________________

Name: Mark Kalow

Title: Secretary

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series A-1 Preferred Stock (the *"CONVERSION"*), represented by stock certificate No(s). ___________ (the *"PREFERRED STOCK CERTIFICATES"*), into shares of common stock (*"COMMON STOCK"*) of Propell Corporation (the *"CORPORATION"*) according to the conditions of the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock (the *"CERTIFICATE OF DESIGNATIONS"*), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System (*"DTC TRANSFER"*).

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the *"Act"*), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion: ________________________

Applicable Conversion Ratio: __________________

Signature: ______________________________

Name: ______________________________

Address: ______________________________

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